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                                                                    Exhibit 12.1

ITC/\DeltaCom, Inc.
Statement Re:  Computation of Ratio of Earnings to Fixed Charges

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


                                                Year Ended December 31,                        Nine Months Ended September 30,
                                   ---------------------------------------------------     -------------------------------------
                                   Historical    Historical    Historical    Pro Forma     Historical    Historical    Pro Forma
                                      1995         1996          1997         1997            1997          1998         1998
                                   ----------    ----------   ------------  -----------    -----------   -----------   -----------
Fixed charges:
  Interest expense on debt            297,228     6,172,421    21,367,351    42,104,795     14,917,907    23,322,107    33,039,579
  Capitalized interest                      -             -             -     2,218,750              -             -             -
  Interest element of
   rent expense                        24,845       424,130     2,053,526     2,053,526      1,399,752     2,428,807     2,428,807
  Fixed charges of
   unconsolidated subsidiary          782,054     1,564,200             -             -              -             -             -
                                   ----------    ----------   -----------   -----------    ----------   ------------  -----------
                                    1,104,127     8,160,751    23,420,877    46,377,071     16,317,659    25,750,914    35,468,386

Earnings:
  Consolidated net income (loss)     (504,373)   (3,909,749)  (10,772,874)  (32,323,032)    (7,636,469)  (24,734,880)  (29,557,338)
  Extraordinary item                        -             -       507,515     8,943,685        507,515     8,436,170     8,436,170
  Preacquisition earnings / losses          -             -       (74,132)            -        (74,132)            -             -
  Provision (benefit) for
   income taxes                      (302,567)   (1,233,318)   (3,324,466)  (11,362,072)    (2,191,974)   (5,611,225)   (8,095,522)
  Fixed charges                     1,104,127     8,160,751    23,420,877    46,377,071     16,317,659    25,750,914    35,468,386
                                   ----------    ----------   -----------   -----------    -----------   -----------   -----------
                                      297,187     3,017,684      9,756,920   11,635,652     6,922,599      3,840,979    6,251,696

(Deficiency)                         (806,940)   (5,143,067)   (13,663,957) (34,741,419)   (9,395,060)   (21,909,935) (29,216,690)
                                   ----------    ----------   -----------   -----------    -----------   -----------   -----------
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